Exhibit 77C:

Results of Shareholder Votes
The Annual Meeting of Shareholders of the Fund was held on April 3, 2014. Shareholders voted on the election of Trustees.
With regards to the election of the following Trustees by shareholders of the Fund:


Number of Shares in Favor
Number of Shares Withheld

Randall C. Barnes
16,433,973
 445,622

Donald C. Cacciapaglia
16,394,834
484,761

Donald A. Chubb
  16,414,951
 464,644

Jerry B. Farley
 16,395,124
484,471Maynard F. Oliverius
 16,394,329
485,266The other Trustees of the Fund not up for election were Roman Friedrich III, Ronald A. Nyberg,
Robert B. Karn III and Ronald E. Toupin, Jr.